Exhibit (a)(3)

CION GROSVENOR INFRASTRUCTURE MASTER FUND, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT

JULY 25, 2024

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AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT

CION GROSVENOR INFRASTRUCTURE MASTER FUND, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT made on July 25, 2024, by and among the Board of Directors and the Members and the Prior Manager (as defined below).

WHEREAS, the Company is a Delaware limited liability company and is currently governed by the Limited Liability Company Agreement of the Company, dated as of March 22, 2023 (the “Original Agreement”), by PVM Initial Holdings, LLC, as the sole member (“PVM”), and GCM Customized Fund Investment Group, L.P., as the “Manager” as such term is defined in the Original Agreement (the “Prior Manager”);

WHEREAS, the name of the Company was initially "CION GCM Fund, LLC;"

WHEREAS, on November 8, 2023, the name of the Company was changed from "CION GCM Fund, LLC" to "CION Grosvenor Infrastructure Master Fund, LLC" (the “Name Change”);

WHEREAS, as of the date hereof, PVM is the sole member of the Company and the Prior Manager is the “Manager” as such term is defined in the Original Agreement;

WHEREAS, the undersigned desire to amend and restate the Original Agreement; and

WHEREAS, the undersigned desire that the limited liability company interests in the Company be divided into transferable shares of limited liability company interests, as hereinafter provided;

NOW THEREFORE, this Agreement hereby amends and restates the Original Agreement and the undersigned hereby agree as follows:

Article I

NAME AND DEFINITIONS

Section 1.1  Name. The name of the limited liability company governed hereby is “CION Grosvenor Infrastructure Master Fund, LLC,” in which name, or other name from time to time as the Board of Directors may determine, the Board of Directors shall conduct the business and activities of the Company and execute all documents and take all actions authorized herein. The Board of Directors may, without Member approval, change the name of the Company (and amend this Agreement to reflect any name change) or any Class and adopt such other name as it deems proper. For the avoidance of doubt, the Name Change is hereby authorized, approved, confirmed and ratified in all respects.

Section 1.2  Definitions. Wherever they are used herein, the following terms have the following meanings:

“1940 Act” shall mean the Investment Company Act of 1940, as amended from time to time and the rules and regulations thereunder, and any order or orders thereunder which may from time to time be applicable to the Company. References herein to specific sections of the 1940 Act shall be deemed to include such rules and regulations as are applicable to such sections as determined by the Board of Directors or its designees.

“Affiliate” shall have the meaning of “Affiliated Person” set forth in Section 2(a)(3) of the 1940 Act.

“Agreement” shall mean this Amended and Restated Limited Liability Operating Agreement, as amended from time to time. This Agreement and any By-Laws of the Company shall constitute the “limited liability company agreement” of the Company within the meaning of Section 18-101(8) of the Delaware Act.

“Board of Directors” or “Board” shall mean the individuals who have signed this Agreement in the capacity as a Director, so long as they shall continue in office in accordance with the terms hereof, and all other individuals who may from time to time be duly elected or appointed, qualified and serving as Directors in accordance with the provisions of Article III hereof, and reference herein to a Director or the Board of Directors shall refer to such person or persons in his or her capacity or their capacities as Directors hereunder. Unless otherwise required by the context or specifically provided, any reference herein to the Board of Directors shall refer to the sole Director at any time that there is only one Director of the Company. The Persons constituting the Board of Directors shall be the “managers” of the Company within the meaning of Section 18-101(12) of the Delaware Act.

“Capital Account” means, with respect to any Member, the Capital Account maintained in accordance with the following provisions:

(i) To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 8.3(e), and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member;

(ii) To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 8.3(e), and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company; and

(iii) In determining the amount of any liability for purposes of Section 5 hereof, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Board of Directors shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or the Members), are computed in order to comply with such Regulations, the Board of Directors may make such modification without the consent of any other person or entity; provided that it is not likely to have a material adverse effect on the amounts distributable to any Member pursuant to Article XI upon the dissolution of the Company. The Board of Directors also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes in accordance with Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

“Capital Contribution” has the meaning set forth in Section 8.1.

“Company” shall mean the CION Grosvenor Infrastructure Master Fund, LLC, a Delaware limited liability company. All provisions herein relating to the Company shall apply equally to each series or Class of Shares except as the context otherwise requires.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Class” or “Class of Shares” shall refer to the division of Shares into two or more classes as provided in Article VI hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the Securities and Exchange Commission.

“Common Shares” shall mean Shares that do not have preference over any other Class of Shares with respect to the payment of distributions, including upon dissolution of the Company.

“Company Property” shall mean any and all property, real or personal, tangible or intangible, which is owned or held by or for the account of the Company.

“Delaware Act” shall mean the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.) as it may be amended from time to time.

“Depreciation” means, for each Fiscal Year (or other applicable period), an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such period, except that (i) if the Gross Asset Value of an asset differs from its adjusted tax basis and such difference is being eliminated by use of the “remedial method” defined by Regulations Section 1.704-3(d), Depreciation for such period shall be the amount of book basis recovered for such Fiscal Year or other period under the rules prescribed by Regulations Section 1.704-3(d)(2), and (ii) if the Gross Asset Value of any other asset differs from its adjusted tax basis for federal income tax purposes at the beginning of such period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis for federal income tax purposes of an asset at the beginning of such period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Director” shall mean a member of the Board of Directors.

“Distributor” shall have the meaning set forth in Section 4.1.

“Fiscal Year” shall mean the 12-month period ending on March 31.

“Gain Recognition Election” has the meaning set forth in Section 9.3.

“General Direct Action” shall mean an action, suit or other proceeding asserting a direct claim of any nature whatsoever (regardless of whether such claim sounds in contract, tort, fraud or otherwise or is based on common law, statutory, equitable, legal or other grounds) where the harm alleged falls upon all Members or all Members of a series or Class (and not an individual harm only to the Member or Members bringing such action, suit or other proceeding) on a pro rata basis and/or proportionally based on their holdings of Shares.

“Gross Asset Value” means, with respect to any asset of the Company, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(i)             the Gross Asset Value of any asset contributed by a Member to the Company is the gross fair market value of such asset as determined by the Board at the time of contribution;

(ii)            the Gross Asset Value of all assets of the Company shall be adjusted to equal their respective gross fair market values, as determined in good faith by the Board, including as of the following times: (A) the acquisition of any additional interest in the Company by any new or existing Member in exchange for services or more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an additional interest in the Company; (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); or (D) at such other times as the Board deems necessary to reflect the intended economic interests of the Members in the Company; provided, however, that the adjustments pursuant to clauses (A), (B) and (D) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; and

(iii)            the Gross Asset Value of any asset of the Company distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Board.

If the Gross Asset Value of an asset of the Company has been determined or adjusted pursuant to subparagraph (i) or (ii) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profit or Loss.

“Investment Adviser” shall have the meaning set forth in Section 4.2.

“Majority Member Vote” when used as a defined term in this Agreement shall mean (i) with respect to matters voted upon by all Members voting as a single class, as required by the 1940 Act the meaning of “majority of the outstanding voting securities of a company” set forth in section 2(a)(42) of the 1940 Act; and (ii) with respect to any other matter required to be submitted to the outstanding voting Shares as required by the 1940 Act, each Class shall have exclusive or separate voting rights, as applicable, consistent with the requirements of Rule 18f-3(a) under the 1940 Act.

“Member” shall mean a record owner of Shares.

“Person” shall mean an individual, a limited liability company, a corporation, partnership, trust (statutory or common law), or association, a joint venture, an organization, a business, a firm or other entity, whether or not a legal entity, or a country, a state, municipality or other political subdivision or any governmental agency or instrumentality.

“Partnership Representative” has the meaning set forth in Section 9.1.3.

“Profits” and “Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(l) of the Code shall be included in taxable income or loss), with the following adjustments:

(i) Income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss.

(ii) Expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as such expenditures pursuant to Regulations Section 1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss.

(iii) In the event the Gross Asset Value of the Company is adjusted, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses.

(iv) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

(v) In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year computed in accordance with Section 9.

(vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Shares, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses.

(vii) Any items which are specially allocated pursuant to Sections 9.3 and 9.4 shall not be taken into account in computing Profits or Losses.

The amounts of items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 9.3 and 9.4 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“Regulations” shall mean the United States federal income tax regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time.

“Shares” shall mean the shares representing limited liability company interests in the Company (or, if more than one series or Class is authorized, each series or Class thereof) shall be divided from time to time and includes fractions of Shares as well as whole Shares.

Article II

PURPOSE

Section 2.1  Purpose. The purpose of the Company is to provide investors a managed investment primarily in securities and other instruments and rights of a financial character and to carry on such other business as the Board of Directors may from time to time determine pursuant to their authority under this Agreement.

Article III

BOARD OF DIRECTORS

Section 3.1  Powers. Upon the effectiveness of this Agreement, (i) the Board of Directors, subject only to the specific limitations contained in this Agreement, shall have exclusive and absolute power, control and authority over the Company Property and over the conduct of the affairs of the Company as set forth in this Agreement, including such power, control and authority to do all such acts and things as in their sole judgment and discretion are necessary, incidental, convenient or desirable for the carrying out of or conducting of the business of the Company or in order to promote the interests of the Company, but with such powers of delegation as may be permitted by the Delaware Act and (ii) the Prior Manager automatically shall cease to (a) be a “manager” within the meaning of Section 18-101(12) of the Delaware Act and (b) have or exercise any right or power with respect to the management of the Company in such capacity. The enumeration of any specific power, control or authority herein shall not be construed as limiting the aforesaid power, control and authority or any other specific power, control or authority. The Board of Directors shall have all powers necessary or convenient to conduct and carry on the business of the Company, or any part thereof, to have one or more offices and to exercise any or all of its Company powers and rights, in the State of Delaware, in any other states, territories, districts, colonies and dependencies of the United States and in any foreign countries. In construing the provisions of this Agreement, the presumption shall be in favor of a grant of power to the Board of Directors. Such powers of the Board of Directors may be exercised without order of or resort to any court. The Persons constituting the Board of Directors shall be the “managers” of the Company within the meaning of Section 18-101(12) of the Delaware Act.

Without limiting the foregoing, the Board of Directors shall have the power (including on behalf of the Company, if applicable):

(a)            To operate as and carry out the business of the Company as an investment company, and exercise all the powers necessary or appropriate to the conduct of such operations.

(b)            To invest and reinvest cash, to hold cash uninvested, and to subscribe for, invest in, reinvest in, purchase or otherwise acquire, own, hold, pledge, sell, assign, transfer, exchange, distribute, purchase or write options on, lend, enter into contracts for the future acquisition or delivery of, or otherwise deal in or dispose of, securities, indices, currencies, commodities or other property of every nature and kind, including, without limitation, all types of bonds, debentures, stocks, limited partnership interests (or similar securities), negotiable or non-negotiable instruments, obligations, evidences of indebtedness, certificates of deposit or indebtedness, commercial paper, repurchase agreements, bankers acceptances, and other securities, commodities or contracts of any kind, issued, created, guaranteed, or sponsored by any and all Persons, including, without limitation, states, territories, and possessions of the United States and the District of Columbia and any political subdivision, agency, or instrumentality thereof, the U.S. Government or any foreign government or any political subdivision of the U.S. Government or any foreign government, or any domestic or international instrumentality, or by any bank or savings institution, or by any corporation or organization organized under the laws of the United States or of any state, territory, or possession thereof, or by any corporation or organization organized under any foreign law, or in “when issued” contracts for any such securities; to change the investments of the assets of the Company; and to exercise any and all rights, powers, and privileges of ownership or interest in respect of any and all such investments of every kind and description, including, without limitation, the right to consent and otherwise act with respect thereto, with power to designate one or more Persons to exercise any of said rights, powers, and privileges in respect of any of said instruments.

(c)            To sell, exchange, lend, pledge, mortgage, hypothecate, lease, or write options (including options on futures contracts) with respect to or otherwise deal in any property rights relating to any or all of the assets of the Company or any series or Class thereof.

(d)            To vote or give assent, or exercise any rights of ownership, with respect to stock or other securities or property; and to execute and deliver proxies or powers of attorney to such Person or Persons as the Board of Directors shall deem proper, granting to such Person or Persons such power and discretion with relation to securities or property as the Board of Directors shall deem proper.

(e)            To set record dates for the determination of Members with respect to various matters, which, for purposes of determining the Members of any series (or Class) who are entitled to receive payment of any distribution shall be on or before the date for the payment of such distribution, as the record date for determining the Members of such series (or Class) having the right to receive such distribution; without fixing a record date, the Board of Directors may for distribution purposes close the register or transfer books for one or more series (or Classes) at any time prior to the payment of a distribution; nothing in this subsection shall be construed as precluding the Board of Directors from setting different record dates for different series (or Classes).

(f)             To exercise powers and rights of subscription or otherwise which in any manner arise out of ownership of securities or other property.

(g)            To hold any security or property in a form not indicating any Company, whether in bearer, unregistered or other negotiable form, or in its own name or in the name of a custodian or a nominee or nominees or otherwise.

(h)            To consent to or participate in any plan for the reorganization, consolidation or merger of any corporation or issuer of any security or property which is held in the Company; to consent to any contract, lease, mortgage, purchase or sale of property by such corporation or issuer; and to pay calls or subscriptions with respect to any security or property held in the Company.

(i)             To join with other security or property holders in acting through a committee, depository, voting director or otherwise, and in that connection to deposit any security or property with, or transfer any security or property to, any such committee, depositary or director, and to delegate to them such power and authority with relation to any security or property (whether or not so deposited or transferred) as the Board of Directors shall deem proper, and to agree to pay, and to pay, such portion of the expenses and compensation of such committee, depositary or director as the Board of Directors shall deem proper.

(j)             To compromise, arbitrate or otherwise adjust claims in favor of or against the Company or any matter in controversy, including, but not limited to, claims for taxes.

(k)            To enter into joint ventures, general or limited partnerships and any other combinations or associations or entities.

(l)             To borrow funds or other property in the name of the Company exclusively for Company purposes and in connection therewith issue notes or other evidences of indebtedness; and to mortgage and pledge the Company Property or any part thereof to secure any or all of such indebtedness.

(m)           To endorse or guarantee the payment of any notes or other obligations of any Person; to make contracts of guaranty or suretyship, or otherwise assume liability for payment thereof; and to mortgage and pledge the Company Property or any part thereof to secure any of or all of such obligations.

(n)            To purchase and pay for entirely out of Company Property such insurance as the Board of Directors may deem necessary or appropriate for the conduct of the business, including, without limitation, insurance policies insuring the assets of the Company or payment of distributions and principal on its portfolio investments, and insurance policies insuring the Members, Board of Directors, officers, employees, agents, investment advisers, principal underwriters, or independent contractors of the Company, individually against all claims and liabilities of every nature arising by reason of holding Shares, holding, being in or having held any such office or position, or by reason of any action alleged to have been taken or omitted by any such Person as Member, Director, officer, employee, agent, investment adviser, principal underwriter, or independent contractor, including any action taken or omitted that may be determined to constitute negligence, whether or not the Company would have the power to indemnify such Person against liability.

(o)            To adopt, establish and carry out pension, profit-sharing, Share bonus, Share purchase, savings, thrift and other retirement, incentive and benefit plans and trusts, including the purchasing of life insurance and annuity contracts as a means of providing such retirement and other benefits, for any or all of the Board of Directors, officers, employees and agents of the Company.

(p)            To enter into contracts of any kind and description.

(q)            To interpret the investment policies, practices or limitations of any series or Class.

(r)             To establish a registered office and have a registered agent in the State of Delaware.

(s)             To invest part or all of the Company Property, or to dispose of part or all of the Company Property and invest the proceeds of such disposition, in securities issued by one or more other investment companies registered under the 1940 Act or issuers excluded from the definition of investment company in the 1940 Act (“Section 3(c) Issuers”) (including investment by means of transfer or part of all of the Company Property in exchange for an interest or interests in such one or more investment companies or Section 3(c) Issuers) all without any requirement of approval by Members unless required by the 1940 Act. Any such other investment company may (but need not) be a Company or other form of business organization (formed under the laws of the State of Delaware or of any other state) which is classified as a partnership or corporation for federal income tax purposes.

(t)             Subject to the 1940 Act, to engage in any other lawful act or activity in which a limited liability company organized under the Delaware Act may engage.

(u)            In general to carry on any other business in connection with or incidental to any of the foregoing powers, to do everything necessary, suitable or proper for the accomplishment of any purpose or the attainment of any object or the furtherance of any power hereinbefore set forth, either alone or in association with others, and to do every other act or thing incidental or appurtenant to or growing out of or connected with the aforesaid business or purposes, objects or powers.

The foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the general powers of the Board of Directors.

The Board of Directors has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. To the fullest extent permitted by law, any construction or interpretation of this Agreement by the Board of Directors and any action taken pursuant thereto and any determination as to what is in the interests of the Company and the Members made by the Board of Directors in good faith shall, in each case, be conclusive and binding on all Members and all other Persons bound by this Agreement for all purposes.

To the fullest extent permitted by law, the Board of Directors shall not be limited by any law now or hereafter in effect limiting the investments which may be made or retained by fiduciaries, but it shall have full power and authority to make any and all investments within the limitation of this Agreement that it, in its sole and absolute discretion, shall determine, and without liability for loss even though such investments do not or may not produce income or are of a character or in an amount not considered proper for the investment of Company funds. Unless otherwise expressly provided herein or required by federal law including the 1940 Act, the Board of Directors shall act in its sole discretion and may take any action or exercise any power without any vote or consent of the Members.

The execution, delivery and filing with the Secretary of State of the State of Delaware of each of the certificates on file with the Secretary of State of the State of Delaware as of the date hereof with respect to the Company, including the Certificate of Formation of the Company and the Certificate of Amendment thereto relating to the Name Change, are hereby approved, confirmed and ratified in all respects as the acts of an “authorized person” of the Company within the meaning of the Delaware Act. As of the date hereof, each officer of the Company is hereby designated as an “authorized person” of the Company within the meaning of the Delaware Act and shall continue as a designated “authorized person” within the meaning of the Delaware Act and shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

Section 3.2  Legal Title. Legal title to all the Company Property shall be vested in the Company as a separate legal entity under the Delaware Act. No creditor of any Director shall have any right to obtain possession, or otherwise exercise legal or equitable remedies with respect to, any Company Property with respect to any claim against, or obligation of, such Director in its individual capacity and not related to the Company.

Section 3.3  Number of Board of Directors; Term of Office. The initial Board of Directors shall be the persons initially signing this Agreement as Directors. The number of Directors shall be the number of persons so signing until changed by the Board of Directors, and the Board of Directors may fix the number of Directors from time to time; provided that the number of Directors shall at all times be at least one (1) and not more than fifteen (15). Each of the Directors executing this Agreement and each Director thereafter appointed or elected (whenever such election occurs) shall hold office until his or her successor is elected and qualified or until the earlier occurrence of any of the events specified in the first sentence of Section 3.6 hereof.

Section 3.4  Election of Board of Directors. Directors may succeed themselves in office. Directors may be elected at a Members’ meeting. Members shall not be entitled to elect Directors except as required by the 1940 Act. To the extent required by the 1940 Act, the Members shall elect the Board of Directors on such dates as the Board of Directors may fix from time to time. The Members may elect Directors at any meeting of Members called by the Board of Directors for that purpose. The election of any Director (other than an individual who was serving as a Director immediately prior thereto) shall not become effective, however, until the individual named shall have accepted in writing such election and agreed in writing to be bound by the terms of this Agreement, which requirement may each be satisfied by such Director executing a counterpart signature page to this Agreement. The Board of Directors may determine by resolution those Directors, if any, that shall be elected by Members of a particular class of Shares (e.g., by a class of preferred Shares issued by the Company) prior to the initial offering of such class of Shares. Directors need not own Shares.

Section 3.5  Resignation and Removal. Any Director may resign from his or her position as a Director (without need for prior or subsequent accounting) by an instrument in writing signed by him or her and delivered to the Chair of the Board of Directors, or the Secretary or any Assistant Secretary, and such resignation shall be effective upon such delivery, or at any later date specified in the instrument. Any Director may be removed (i) at any meeting of Members by a vote of not less than two-thirds of the outstanding voting Shares or (ii) with or without cause at any time by written instrument signed by at least two-thirds of the number of the Directors prior to such removal, specifying the date when such removal shall become effective.

Section 3.6  Vacancies. The term of office of a Director shall terminate and a vacancy shall occur in the event of the death, retirement, resignation or removal (whether pursuant to Section 3.5 hereof or otherwise), bankruptcy, adjudication of incompetence or other incapacity to perform the duties of the office of a Director. A vacancy shall also occur upon an increase in the number of Directors in accordance with Section 3.3 hereof. No vacancy shall operate to annul this Agreement or to revoke any existing agency created pursuant to the terms of the Agreement. In the case of an existing vacancy, including a vacancy existing by reason of an increase in the authorized number of Board of Directors, the remaining Directors shall fill such vacancy by the appointment of such individual as they in their sole and absolute discretion shall see fit, made by a written instrument signed by a majority of the Directors then in office, provided that such power of appointment shall be subject to and limited by all applicable provisions of the 1940 Act. Whenever a vacancy in the Board of Directors shall occur, until such vacancy is filled as provided in Section 3.4 or this Section 3.6, the Directors in office, regardless of their number, shall have all the powers granted to the Board of Directors and shall discharge all the duties imposed upon the Directors by this Agreement.

Section 3.7  Committees; Delegation. The Board shall have the power to appoint from their own number, and terminate, any one or more committees consisting of one or more Directors, which may exercise some or all of the power and authority of the Board of Directors as the Board of Directors may determine (including but not limited to the power to determine net asset value and net income and the power to declare a distribution on the Shares of any series or Class), subject to any limitations contained in any By-Laws, and in general to delegate from time to time to one or more officers, employees or agents of the Company any or all of their powers, authorities, duties and the doing of such things and the execution of such instruments, in the name of the Company, as the Board of Directors may deem expedient (including but not limited to the power to declare a distribution on the Shares of any series or Class).

Section 3.8  Quorum; Voting. At all meetings of the Board of Directors, the presence of one-third of the total number of Directors authorized, but not less than two (unless there shall only be one Director then in office, the one Director shall constitute a quorum for the transaction of business), shall constitute a quorum for the transaction of business. When a quorum is present at any meeting, a majority of Directors present may take any action, except when a larger vote is required by this Agreement, the By-Laws or the 1940 Act.

Section 3.9  Action Without a Meeting; Participation by Video Conference, Conference Telephone or Otherwise. Unless the 1940 Act requires that a particular action must be taken only at a meeting of the Board of Directors, any action required or permitted to be taken at any meeting of the Board of Directors (or of any committee of the Board of Directors) may be taken without a meeting if written consents thereto are signed by a majority of the Directors then in office (or by a majority of the members of such committee) and such written consents are filed with the records of the meetings. Unless the 1940 Act requires that Directors must be present in person at a meeting of Board of Directors, Directors may participate in a meeting of the Board of Directors (or of any committee of the Board of Directors) by means of a video conference, conference telephone or other means if all individuals participating can hear each other at the same time. For the avoidance of doubt, participation in a meeting by these means shall constitute presence in-person at the meeting.

Section 3.10  By-Laws. The Board of Directors may adopt By-Laws not inconsistent with this Agreement or law to provide for the conduct of the business of the Company, and may amend or repeal such By-Laws.

Section 3.11  No Bond Required. No Director shall be obliged to give any bond or other security for the performance of any of his or her duties hereunder.

Section 3.12  Reliance on Experts, Etc. To the fullest extent permitted by law, each Director, officer, agent and employee of the Company shall, in the performance of his or her duties, be fully and completely justified and protected by relying in good faith upon the books of account or other records of the Company, or upon reports made to the Board of Directors (a) by any of the officers or employees of the Company, (b) by the Investment Adviser, the Distributor, the custodian or the transfer agent, or (c) by any accountants, selected dealers or appraisers or other agents, experts or consultants selected with reasonable care by the Board of Directors, regardless of whether such agent, expert or consultant may also be a Director. The Board of Directors, officers, agents and employees of the Company may take advice of counsel with respect to the meaning and operation of this Agreement and with respect to other legal matters or questions, and, to the fullest extent permitted by law, shall have no liability for any act or omission in accordance with such advice or for failing to follow such advice.

Section 3.13  Fiduciary Duty.

3.13.1  General.

(a)            Except to the extent modified herein, the Board of Directors shall owe to the Company and its Members the same fiduciary duties (and only such fiduciary duties) as owed by directors of private corporations for profit to such corporations and their stockholders under the Delaware General Corporation Law.

(b)            To the extent that, at law or in equity, a Director has duties (including fiduciary duties, if any) and liabilities relating thereto to the Company, the Members or to any other Person bound by this Agreement, a Director acting under this Agreement shall not be liable to the Company, the Members or to any other Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of the Board of Directors otherwise existing under this Agreement or at law or in equity to the Company, the Members or any other Person bound by this Agreement, are agreed to replace such other duties (including fiduciary duties) and liabilities of such Director. To the fullest extent permitted by law, only the Directors shall have any fiduciary duties (or liability therefor) to the Company or any Member.

(c)            Unless otherwise expressly provided herein:

(i)             whenever a conflict of interest exists or arises between any Director, on the one hand, and the Company or any Members or any other Person, on the other hand; or

(ii)            whenever this Agreement or any other agreement contemplated herein or therein provides that a Director shall act in a manner that is, or provides terms that are, fair and reasonable to the Company, any Members or any other Person, the Board of Directors shall resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith, the resolution, action or terms so made, taken or provided by the Board of Directors shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of a Director at law or in equity or otherwise.

(d)            To the fullest extent permitted by law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Agreement the Board of Directors or any Person is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Board of Directors or such Person shall be entitled to consider only such interests and factors as they desire, including their own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company, the Members or any other Person; or (ii) in its “good faith” or under another express standard, the Board of Directors or such Person shall act under such express standard and shall not be subject to any other or different standard. The term “good faith” as used in this Agreement shall mean subjective good faith as such term is understood and interpreted under Delaware law.

(e)            Notwithstanding any duty existing at law or in equity, any Director may engage in or possess an interest in other profit-seeking or business ventures of any nature or description, independently or with others, whether or not such ventures are competitive with the Company and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Director. Notwithstanding any duty existing at law or in equity, no Director who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty to communicate or offer such opportunity to the Company, and such Director shall not be liable to the Company, Members or any other person bound by this Agreement for breach of any fiduciary or other duty by reason of the fact that such Director pursues or acquires such opportunity, directs such opportunity to another Person or does not communicate such opportunity or information to the Company. Notwithstanding any duty existing at law or in equity, neither the Company nor any Members shall have any rights or obligations by virtue of this Agreement or the Company relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the activities of the Company, shall not be deemed wrongful or improper. Notwithstanding any duty existing at law or in equity, any Director may engage or be interested in any financial or other transaction with the Company, the Members or any affiliate of the Company or the Members.

3.13.2  Limitation of Liability. A Director, any officer, agent or employee of the Company shall have no liability to the Company or the Members except for his or her own willful misfeasance (within the meaning of Section 17(h) of the 1940 Act), bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, and, to the fullest extent permitted by law, shall not be liable for errors of judgment or mistakes of fact or law.

Article IV

CONTRACTS

Section 4.1  Distribution Contract. The Company may from time to time enter into a distribution contract with another Person (the “Distributor”) providing for the sale of Shares, pursuant to which the Company may agree to sell Shares of one or more series or Class to the Distributor or appoint the Distributor its sales agent for the Shares. Such contract may provide that the Distributor may enter into contracts with other persons to sell the Shares on behalf of the Distributor and the Company. Such contract may also provide for the repurchase of Shares by the Distributor as agent of the Company and shall contain such terms and conditions, if any, as may be prescribed in any By-Laws and such further terms and conditions not inconsistent with the provisions of this Article IV or of the By-Laws as the Board of Directors may in its discretion determine. Notwithstanding that the Distributor may from time to time hold Shares, the Distributor shall not be a Member or a member of the Company. Notwithstanding anything in this Agreement, Section 6.9 shall not apply to the sale of Shares by the Distributor.

Section 4.2  Advisory or Management Contracts. Subject to approval by a Majority Member Vote to the extent required by the 1940 Act, the Company may from time to time enter into investment advisory or management contracts with one or more other Persons (the “Investment Advisers”) pursuant to which the Investment Adviser or Advisers shall agree to furnish to the Company management, investment advisory, statistical and research facilities or other services. Such contract shall contain such other terms and conditions, if any, as may be prescribed in the By-Laws (if any) and such further terms and conditions not inconsistent with the provisions of this Article IV, the By-Laws or applicable law as the Board of Directors may in its discretion determine, including the delegation of authority to the Investment Adviser to determine what securities shall be purchased or sold by the Company and what portion of its assets shall be uninvested and to implement such determinations by making changes in the Company’s investments.

Section 4.3  Affiliations of Board of Directors or Officers, Etc. Notwithstanding any duty existing at law or in equity, the fact that any Member, Director, officer, agent or employee of the Company is a Member, member, director, officer, partner, Director, employee, manager, adviser or distributor of or for any Person or of or for any parent or affiliate of any Person with which an investment advisory or management contract, principal underwriter or distributor contract or custodian, transfer agent, disbursing agent or similar agency contract may have been or may hereafter be made, or that any such Person, or any parent or affiliate thereof, is a Member of or has any other interest in the Company, or that any such Person also has any one or more similar contracts with one or more other such Persons, or has other businesses or interests, shall not, in and of itself, affect the validity of any such contract made or that may hereafter be made with the Company or disqualify any Member, Director, officer, agent or employee of the Company from voting upon or executing the same or create any liability or accountability to the Board of Directors, the Company, or the Members.

Article V

LIMITATION OF LIABILITY; INDEMNIFICATION

Section 5.1  No Personal Liability of Members, Board of Directors, Etc. Except as otherwise provided by the Delaware Act, no Member shall be subject to any personal liability whatsoever to any Person in connection with Company Property or the acts, obligations or affairs of the Company. No Director shall have any power to bind personally any Member or to call upon any Member for the payment of any sum of money or assessment whatsoever other than such as the Member may at any time personally agree to pay by way of subscription for any Shares or otherwise. All Persons extending credit to, contracting with or having any claim against the Company shall look only to the assets of the Company for payment under such credit, contract or claim, and neither the Members nor the Board of Directors, nor any of the Company’s officers, employees or agents, whether past, present or future, shall be personally liable therefor except as otherwise provided by the Delaware Act. No Director shall be subject to any personal liability whatsoever to any person other than the Company or the Members in connection with the Company Property or the acts, obligations or affairs of the Company. To the fullest extent permitted by law, the Board of Directors shall not be responsible or liable to the Company or the Members for any neglect or wrongdoing of any officer, employee or agent (including, without limitation, the Investment Advisers, the Distributor, the custodian and the transfer agent) of the Company, nor shall any Director be responsible or liable for the act or omission of any other Director.

Section 5.2  Execution of Documents; Notice; Apparent Authority. No purchaser, lender, transfer agent or other Person dealing with the Board of Directors or any officer, employee or agent of the Company shall be bound to make any inquiry concerning the validity of any transaction purporting to be made on behalf of the Company by any Director or by such officer, employee or agent of the Company or make inquiry concerning or be liable for the application of money or property paid, loaned or delivered to or on the order of an officer, employee or agent of the Company.

Section 5.3  Indemnification of Board of Directors, Officers, Etc. For the purpose of this Article V, “agent” means any person who is or was a Director, officer, employee or other agent of the Company or is or was serving at the request of the Company as a Director, director, officer, employee or agent of another organization in which the Company has any interest as a member (or similar investor), creditor or otherwise: “proceeding” means any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including appeals); and “expenses” includes, without limitation, reasonable attorneys’ fees, costs, judgments, amounts paid in settlement, fines, penalties and all other liabilities whatsoever.

5.3.1  Limitations, Settlements. To the fullest extent permitted by law and subject to the exceptions and limitations contained below, every agent shall be indemnified by the Company to the fullest extent permitted by law against all liabilities and against all expenses reasonably incurred or paid by him or her in connection with any proceeding in which he or she becomes involved as a party or otherwise by virtue of his or her being or having been an agent. No indemnification shall be provided hereunder to an agent:

(a)            who shall have been adjudicated by the court or other body before which the proceeding was brought to be liable to the Company or its Members by reason of willful misfeasance (within the meaning of Section 17(h) of the 1940 Act), bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office (collectively, “disabling conduct”); or

(b)            with respect to any proceeding disposed of (whether by settlement, pursuant to a consent decree or otherwise) without an adjudication by the court or other body before which the proceeding was brought that such agent was liable to the Company or its Members by reason of disabling conduct, unless there has been a determination that such agent did not engage in disabling conduct:

(i)             by the court or other body before which the proceeding was brought;

(ii)            by at least a majority of those Directors who are neither Interested Persons (within the meaning of the 1940 Act) of the Company nor are parties to the proceeding based upon a review of readily available facts (as opposed to a full trial-type inquiry); or

(iii)          by written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry); provided, however, that indemnification shall be provided hereunder to an agent with respect to any proceeding in the event of (1) a final decision on the merits by the court or other body before which the proceeding was brought that the agent was not liable by reason of disabling conduct, or (2) the dismissal of the proceeding by the court or other body before which it was brought for insufficiency of evidence of any disabling conduct with which such agent has been charged.

5.3.2  Insurance, Rights Not Exclusive. The rights of indemnification herein provided may be insured against by policies maintained by the Company on behalf of any agent, shall be severable, shall not be exclusive of or affect any other rights to which any agent may now or hereafter be entitled and shall inure to the benefit of the heirs, executors and administrators of any agent.

5.3.3  Advance of Expenses. To the fullest extent permitted by law, expenses incurred by an agent in connection with the preparation and presentation of a defense to any proceeding may be paid by the Company from time to time prior to final disposition thereof upon receipt of an undertaking by or on behalf of such agent that such amount will be paid over by him or her to the Company if it is ultimately determined that he or she is not entitled to indemnification under this Article V; provided, however, that (a) such agent shall have provided appropriate security for such undertaking, (b) the Company is insured against losses arising out of any such advance payments or (c) either a majority of the Board of Directors who are neither Interested Persons of the Company nor parties to the proceeding, or independent legal counsel in a written opinion, shall have determined, based upon a review of readily available facts (as opposed to a trial-type inquiry or full investigation), that there is reason to believe that such agent will be found entitled to indemnification under this Article V.

Article VI

SHARES OF LIMITED LIABILITY COMPANY INTEREST

Section 6.1  Beneficial Interest. The limited liability company interests in the Company shall be divided into an unlimited number of transferable shares of limited liability company interest (“Shares”). Such shares of limited liability company interest may be issued in different Classes and/or series of limited liability company interests. All Shares issued in accordance with the terms hereof, including, without limitation, Shares issued in connection with a distribution of Shares or a split of Shares, shall be fully paid and nonassessable when the consideration determined by the Board of Directors (if any) therefor shall have been received by the Company. The Company may hold treasury Shares, reissue treasury shares for such consideration and on such terms as it may determine, or cancel any Shares of any series or Class repurchased or redeemed at its discretion from time to time.

Section 6.2  Other Securities. The Board of Directors may subject to the requirements of the 1940 Act, authorize and issue such other securities of the Company as it determines to be necessary, desirable or appropriate, having such terms, rights, preferences, privileges, limitations and restrictions as the Board of Directors see fit, including preferred interests, debt securities or other senior securities. To the extent that the Board of Directors authorizes and issues preferred shares of any Class or series, it is hereby authorized and empowered to amend or supplement this Agreement as it deems necessary or appropriate, including to comply with the requirements of the 1940 Act or requirements imposed by the rating agencies or other Persons, all without the approval of Members. In addition, any such supplement or amendment may set forth the rights, powers, preferences and privileges of such preferred shares and any such supplement or amendment shall operate either as additions to or modifications of the rights, powers, preferences and privileges of any such preferred shares under the Company’s governing instrument. To the extent the provisions set forth in such supplement or amendment conflict with the provisions of this Agreement (prior to giving effect to such supplement or amendment) with respect to any such rights, powers and privileges of the preferred shares, such amendment or supplement shall control. The Board of Directors are also authorized to take such actions and retain such Persons as it sees fit to offer and sell such securities, including as set forth in Section 4.1.

Section 6.3  Initial Designation of Classes. Subject to the designation of additional Classes pursuant to Section 6.2, there shall be one Class of Common Shares, hereby designated as Class I Shares of the Company.

Section 6.4  Rights of Members. Shares shall be deemed to be personal property giving only the rights provided in this Agreement. Every Member by virtue of having become a Member shall be held to have expressly assented and agreed to the terms hereof and to have become a party hereto. The right to conduct any business hereinbefore described are vested exclusively in the Board of Directors, and the Members shall have no interest therein other than the beneficial interest conferred by their Shares, and they shall have no right to call for any partition or division of any property, profits, rights or interests of the Company nor can they be called upon to share or assume any losses of the Company or suffer an assessment of any kind by virtue of their ownership of Shares except as otherwise provided in the Delaware Act. The death of a Member, in and of itself, during the continuance of the Company shall not operate to dissolve or terminate the Company nor to entitle the legal representative of such Member to an accounting or to take any action in any court or otherwise against other Members or the Board of Directors or the Company Property, but only to the rights of such Member hereunder. The Shares shall not entitle the holder to preference, preemptive, appraisal, conversion or exchange rights, except as the Board of Directors may otherwise approve, including pursuant to Section 6.2. To the fullest extent permitted by applicable law, ownership of Shares shall not make any Member a third-party beneficiary of any contract entered into by, or with respect to, the Company.

Section 6.5  Company Only. The Company shall be a Delaware limited liability company formed under the Delaware Act. It is not the intention of the parties hereto to create a general partnership, limited partnership, joint stock association, corporation, bailment or any form of legal relationship other than a limited liability company. Nothing in this Agreement shall be construed to make the Members, either by themselves or with the Board of Directors, partners or members of a joint stock association.

Section 6.6  Issuance of Shares; Admission of Members.

6.6.1  General.

(a)            The Board of Directors may from time to time without vote of the Members issue and sell or cause to be issued and sold Shares. All such Shares, when issued in accordance with the terms of this Section 6.6, shall be fully paid and nonassessable.

(b)            PVM hereby continues as a member of the Company holding such Shares as set forth on the books and records of the Company upon its execution of a counterpart signature page to this Agreement until the admission of an additional Member, upon which time PVM shall be automatically withdrawn from the Company. Persons to whom Shares are issued in accordance with this Agreement shall be admitted to the Company as additional Members at such time as such Person is listed as a Member in the books and records of the Company.

6.6.2  On Merger or Consolidation. In connection with the acquisition of assets (including the acquisition of assets subject to, and in connection with the assumption of, liabilities), businesses or stock of another Person, the Board of Directors may issue or cause to be issued Shares and accept in payment therefor, in lieu of cash, such assets or businesses at their market value (as determined by the Board of Directors) or such stock at the market value (as determined by the Board of Directors) of the assets held by such other Person, either with or without adjustment for contingent costs or liabilities, provided that the funds of the Company are permitted by law to be invested in such assets, businesses or stock.

6.6.3  Fractional Shares. The Board of Directors may issue and sell fractions of Shares having pro rata all the rights of full Shares, including, without limitation, the right to vote and to receive distributions as provided herein.

Section 6.7  Register of Shares. A register shall be kept at the principal office of the Company or an office of the transfer agent of the Company which shall contain the names and addresses of the Members of each series or Class, the number of Shares of each such series or Class held by them respectively, a record of all transfers thereof and any other information required by the Code, United States Treasury Regulations or any other applicable taxing authority. Such register shall be conclusive as to who are the holders of the Shares and who shall be entitled to receive distributions or otherwise to exercise or enjoy the rights of Members of each series or Class. No Member shall be entitled to receive payment of any distribution, nor to have notice given to him or her as herein or in the By-Laws provided, until he or she has given his or her address to the transfer agent or such other officer or agent of the Company as shall keep the said register for entry thereon.

Section 6.8  Share Certificates. No certificates certifying ownership of Shares shall be issued except as the Board of Directors may otherwise determine from time to time.

Section 6.9  Transfer of Shares. Except as otherwise provided by the Board of Directors, Shares shall be transferable on the records of the Company only in accordance with this Section 6.9 and by the record holder thereof or by its agent thereto duly authorized in writing, upon delivery to the Board of Directors or a transfer agent of the Company of a duly executed instrument of transfer, together with such evidence of the genuineness of each such execution and authorization and of other matters (including compliance with any securities laws and any contractual restrictions) as may reasonably be required. Upon such delivery the transfer shall be recorded on the applicable books and records of the Company. Until such record is made, the Board of Directors, the Member of record shall be deemed to be the holder of such Shares for all purposes hereof and neither the Board of Directors nor any transfer agent or registrar nor any officer, employee or agent of the Company shall be affected by any notice of the proposed transfer. Any Shares held by a Member may be transferred only (1) by operation of law pursuant to the death, bankruptcy, insolvency, adjudicated incompetence, or dissolution of the Member or (2) with the consent of the Board of Directors or its delegate (which may be withheld in the Board of Directors’ or its delegate’s sole and absolute discretion). The admission of any transferee as a substituted Member will be effective upon the execution and delivery by, or on behalf of, the substituted Member of an investor application form and the listing of such transferee as a member in the books and records of the Company. Each Member and transferee agrees to pay all expenses, including attorneys’ and accountants’ fees, incurred by the Company in connection with any transfer. In connection with any request to transfer Shares, the Company may require the Member requesting the transfer to obtain, at the Member’s expense, an opinion of counsel selected by the Board of Directors as to such matters as the Board of Directors may reasonably request. If a Member transfers all of its Shares, it will not cease to be a Member unless and until the transferee is admitted to the Company as a substituted Member in accordance with this Section 6.9. Each Member will indemnify and hold harmless the Company, the Directors, each other Member and any Affiliate of the Company, the Directors, the investment adviser, any sub-adviser and each of the other Members against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which these Persons may become subject by reason of or arising from (1) any transfer made by the Member in violation of this Section 6.9 and (2) any misrepresentation by the transferring Member or substituted Member in connection with the transfer. A Member transferring Shares may be charged reasonable expenses, including attorneys’ and accountants’ fees, incurred by the Company in connection with the transfer, by setting off such charges due from such Member from declared but unpaid distributions owed such Member and/or by reducing the number of Shares in the account of such Member by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such Member.

Any Person becoming entitled to any Shares in consequence of operation of law pursuant to the death, bankruptcy, insolvency, adjudicated incompetence, or dissolution of the Member, shall be recorded on the applicable books and records of the Company as the holder of such Shares upon production of the proper evidence thereof to the Board of Directors or a transfer agent of the Company, but until such record is made, the Member of record shall be deemed to be the holder of such for all purposes hereof, and neither the Board of Directors nor any transfer agent or registrar nor any officer or agent of the Company shall be affected by any notice of such death, bankruptcy, insolvency, adjudicated incompetence, or dissolution of the Member, or other operation of law. Such a Person becoming entitled to any Shares shall be admitted to the Company as a Member at such time as such Person is listed as a Member in the books and records of the Company.

Section 6.10  Voting Powers. Notwithstanding any other provision of this Agreement, on any matters submitted to a vote of the Members, all Outstanding Shares of the Company then entitled to vote shall be voted in aggregate, except:

(i)             when required by the 1940 Act, Shares shall be voted by individual series or Class;

(ii)            when the matter involves any action that the Board of Directors have determined will affect only the interests of one or more Series, then only the Members of such Series shall be entitled to vote thereon; and

(iii)           when the matter involves any action that the Board of Directors have determined will affect only the interests of one or more Classes, then only the Members of such Class or Classes shall be entitled to vote thereon.

(b)            The Members shall have power to vote only: (a) for the election or removal of Board of Directors as provided in Sections 3.4 and 3.5 hereof; (b) with respect to any amendment of this Agreement to the extent and as provided in Section 11.2 hereof; and (c) with respect to such additional matters relating to the Company as the Board of Directors may consider necessary or desirable. On any matter submitted to a vote of Members, all Shares issued and outstanding shall, subject to applicable law, be voted as a single Class in the aggregate and not by series or Class, except with respect to (i) any matter determined by the Board of Directors to affect Members of any particular series or Class in a material respect different from the Members of one or more other series or Classes; and (ii) such matters as the Board of Directors may consider necessary or desirable. With respect to such matters, Members of each affected series or Class shall have the power to vote as a separate series or Class, as determined by the Board of Directors, and Members that are not so affected shall not be entitled to vote. Unless otherwise required by law, each whole Share shall be entitled to one vote as to any matter on which Members are entitled to vote and each fractional Share shall be entitled to a proportionate fractional vote. There shall be no cumulative voting in the election of Board of Directors. Shares may be voted in person or by proxy. The By-Laws may include further provisions for Members’ votes and related matters.

Section 6.11  Meetings of Members

6.11.1  Meetings of the Members may be called at any time by the Chair of the Board of Directors, the Chief Executive Officer, the President or any Vice President of the Company, or by a majority of the Board of Directors for the purpose of taking action upon any matter requiring the vote or authority of the Members as herein provided or upon any other matters deemed to be necessary or desirable. Without limiting the provisions of Section 6.13 hereof, a special meeting of Members may also be called at any time upon the written request of a holder or the holders of not less than a majority of all of the Shares entitled to be voted at such meeting, provided that the Member or Members requesting such meeting shall have paid to the Company the reasonably estimated cost of preparing and mailing the notice thereof, which the Secretary shall determine and specify to such Member or Members.

6.11.2  The Board of Directors shall have full power and authority concerning the manner of conducting any meeting of the Members or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of any requirements of this Section 6.11, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Board of Directors shall designate a Person to serve as chair of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Company maintained by the officers of the Company. The Board of Directors may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Members or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

6.11.3  Action Without a Meeting. Any action which may be taken by Members may be taken without a meeting if such proportion of Members as is required to vote for approval of the matter by law, this Agreement or the By-Laws consents to the action in writing and the written consents are filed with the records of Members’ meetings. Such consents shall be treated for all purposes as a vote taken at a Members’ meeting.

6.11.4  Quorum and Required Vote. One-third (33 1/3%) of the outstanding Shares shall be a quorum for the transaction of business at a Members’ meeting, except that where any provision of law or this Agreement permits or requires that holders of any series or Class shall vote as a series or Class, then one-third (33 1/3%) of the aggregate number of Shares of that series or class entitled to vote shall be necessary to constitute a quorum for the transaction of business by that series or Class. Any lesser number, however, shall be sufficient for adjournment in accordance with Section 6.11.10 and any adjourned session or sessions shall be held within six months after the date set for the original meeting without the necessity of further notice. Except when a larger vote is required by any provision of this Agreement or the By-Laws of the Company and subject to any applicable requirements of law, a majority of the Shares voted shall decide any question, provided that where any provision of law or of this Agreement permits or requires that the holders of any series or Class shall vote as a series or Class, then a majority of the Shares of that series or Class voted on the matter shall decide that matter insofar as that series or Class is concerned, except in each case with respect to the election of Board of Directors which shall be decided by a plurality of the votes cast in person or by proxy, provided further, however, that in a contested election of Board of Directors a nominee must receive a majority of the votes entitled to be cast in person or by proxy to be elected as a Director.

6.11.5  Delivery by Electronic Transmission or Otherwise. Notwithstanding any provision in this Agreement to the contrary, any notice, proxy, vote, consent, report, instrument or writing of any kind or any signature referenced in, or contemplated by, this Agreement or the By-Laws may, in the sole discretion of the Board of Directors, be given, granted or otherwise delivered by electronic transmission (within the meaning of the Delaware Act), including via the internet, or in any other manner permitted by applicable law, and can include electronic signatures (within the meaning of the Delaware Act).

6.11.6  Meetings. No annual meetings of the Members are required to be held. A Members’ meeting for the election of Directors and the transaction of other proper business may be held when authorized or required by this Agreement.

6.11.7  Place of Meeting. All Members’ meetings shall be held at such place within or without the State of New York, or virtually, as the Board of Directors shall designate. Meetings of Members shall be held at any place designated by the Board of Directors. In the absence of any such designation, Members’ meetings shall be held at the principal executive office of the Company.

6.11.8  Notice of Meetings. Notice of all Members’ meetings, stating the time, place and purpose of the meeting, shall be given by the Secretary or an Assistant Secretary of the Company by mail or, to the extent permitted by law, by electronic mail (“e-mail”) or other electronic transmission, as defined in the Delaware Act, to each Member entitled to notice of and to vote at such meeting at his or her address of record on the books and records of the Company or e-mail address or other address for electronic transmissions, if available. Such notice shall be given at least ten (10) days and not more than one hundred and twenty (120) days before the meeting. Such notice shall be deemed to be given when deposited in the United States mail, with postage thereon prepaid, or sent by e-mail or other electronic transmission, as applicable. No notice need be given (a) to any Member if a written waiver of notice, executed before or after the meeting by such Member or his or her attorney thereunto duly authorized, is filed with the records of the meeting, or (b) to any Member who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her. A waiver of notice need not specify the purposes of the meeting.

6.11.9  Members Entitled to Vote. If a record date has been fixed for the determination of Members entitled to notice of and to vote at any Members’ meeting, each Member entitled to vote in accordance with the applicable provisions of this Agreement, shall be entitled to vote, in person or by proxy, each Share or fraction thereof standing in his or her name on the books and records of the Company at the time of determining net asset value on such record date. If this Agreement or the 1940 Act requires that Shares be voted by series or Class, each Member shall only be entitled to vote, in person or by proxy, each Share or fraction thereof of such series or Class standing in his or her name on the books and records of the Company at the time of determining net asset value on such record date. If no record date has been fixed for the determination of Members entitled to notice of and to vote at a Members’ meeting, such record date shall be at the close of business on the day on which notice of the meeting is mailed or sent by e-mail or other electronic transmission, as applicable, or, if notice is waived by all Members, at the close of business on the tenth day next preceding the day on which the meeting is held.

6.11.10  Adjournment. Any meeting of Members, whether or not a quorum is present, may be adjourned for any lawful purpose by Members present at such meeting holding a majority of the votes properly cast upon the question of adjourning a meeting to another date and time provided that no meeting shall be adjourned for more than six (6) months beyond the originally scheduled meeting date. In addition, any meeting of Members, whether or not a quorum is present, may be adjourned or postponed by, or upon the authority of, the chair of the meeting designated by the Board of Directors or the Board of Directors to another date and time provided that no meeting shall be adjourned or postponed for more than six months beyond the originally scheduled meeting date. Any adjourned or postponed session or sessions may be held, within a reasonable time after the date set for the original meeting as determined by, or upon the authority of, the Board of Directors in its sole discretion without the necessity of further notice.6.11.11  When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new record date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting.

6.11.12  Proxies. Shares may be voted in person or by proxy. Any Member may give authorization by telephone, facsimile, or by electronic transmission for another person to execute his or her proxy. When any Share is held jointly by several persons, any one of them may vote at any meeting, in person or by proxy, in respect of such Share unless at or prior to exercise of the vote, the Board of Directors receives a specific written notice to the contrary from any one of them. If more than one such joint owners shall be present at such meeting, in person or by proxy, and such joint owners or their proxies so present disagree as to any vote cast, such vote shall not be received in respect of such Share. A proxy purporting to be executed by or on behalf of a Member shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger. Unless otherwise specifically limited by their terms, proxies shall entitle the holder thereof to vote at any adjournment of a meeting.

6.11.13  Record Dates. The Board of Directors may fix in advance a date as a record date for the purpose of determining the Members who are entitled to notice of and to vote at any meeting or any adjournment thereof, or to express consent in writing (including by electronic transmission) without a meeting to any action of the Board of Directors, or who shall receive payment of any distribution, or for the purpose of any other lawful action, provided that such record date shall be not more than 120 days before the date on which the particular action requiring such determination of Members is to be taken. In such case, each eligible Member of record on such record date shall be entitled to notice of, and to vote at, such meeting or adjournment, or to express such consent, or to receive payment of such distribution or to take such other action, as the case may be, notwithstanding any transfer of Shares on the books and records of the Company after the record date.

Article VII

REPURCHASE AND REDEMPTION OF COMMON SHARES

Section 7.1  Repurchase of Shares. From time to time, the Company may repurchase its Common Shares, all upon such terms and conditions as may be determined by the Board of Directors and subject to any applicable provisions of the Securities Exchange Act of 1934, the 1940 Act or any exemption therefrom. The Company may require Members holding Common Shares to pay a withdrawal charge, a sales charge, or any other form of charge to the Company, to the underwriter or to any other person designated by the Board of Directors upon repurchase of Common Shares in such amount as shall be determined from time to time by the Board of Directors. The Company may also charge a repurchase fee, payable to the Company, in such amount as may be determined from time to time by the Board of Directors. The Board of Directors may from time to time specify conditions, not inconsistent with the 1940 Act or any exemption therefrom, regarding the repurchase of Common Shares by the Company. Subject to applicable federal law, including the 1940 Act, and except as otherwise determined by the Board of Directors, upon repurchase, Common Shares shall no longer be deemed outstanding or carry any voting rights irrespective of whether a record date for any matter on which such Shares were entitled to vote had been set on a date prior to the date on which such Shares were repurchased. Members shall have no right to cause the Company to repurchase their Common Shares.

Section 7.2  Price. To the extent permitted by Section 7.1 above, Common Shares may be repurchased at their net asset value or at such other price as is in compliance with the 1940 Act or any exemption therefrom, which may be reduced by any sales charge, withdrawal charge, or any other form of charge authorized by the Board of Directors. With respect to Common Shares, net asset value shall be determined as set forth in Article X hereof as of such time as the Board of Directors shall have theretofore prescribed by resolution. Payment for Common Shares repurchased shall be made in cash or in property out of the assets of the Company to the Member of record at such time and in the manner, not inconsistent with the 1940 Act or other applicable laws.

Section 7.3  Repurchase by Agreement. The Company may repurchase Common Shares directly, or through the Distributor or another agent designated for the purpose, by agreement with the owner thereof, or an agent designated by such owner, at a price not exceeding the net asset value per share determined as set forth in Article X hereof as of the time specified in the prospectus of the Company at the time in effect.

Section 7.4  Involuntary Repurchase; Disclosure of Ownership. If the Board of Directors shall, at any time and in good faith, be of the opinion that direct or indirect ownership of Common Shares or other securities of the Company or any series or Class thereof has or may become concentrated in any Person to an extent which would disqualify the Company as a partnership under the Code or would cause the Company to be treated as a personal holding company under the Code, then the Board of Directors shall have the power by lot or other means deemed equitable by them:

(i)             to call for repurchase a number of Common Shares sufficient in the opinion of the Board of Directors to (A) maintain or bring the direct or indirect ownership of Common Shares into conformity with the requirements for such qualification or (B) avoid or to continue to avoid the treatment of the Company as a personal holding company under the Code, and

(ii)            to refuse to transfer or issue Common Shares to any Person whose acquisition of the Shares in question would in the opinion of the Board of Directors result in such disqualification or treatment.

Any repurchase pursuant to this Section 7.4 shall be effected at net asset value determined in accordance with Section 10.1 below.

(b)            The holders of Common Shares of the Company shall, upon request, disclose to the Board of Directors in writing such information with respect to direct and indirect ownership of Common Shares of the Company as the Board of Directors deem necessary to comply with the provisions of the Code, United States Treasury regulations, or with the requirements of any other taxing authority.

(c)            The Board of Directors shall have the power to repurchase Common Shares held by any Member at a repurchase price determined in accordance with Section 10.1 below if (i) at any time the total number of Common Shares held by such Member is fewer than an established minimum selected by the Board of Directors, in which event the Member shall be notified that the number of Common Shares held by such Member is fewer than the minimum and shall be allowed a period, fixed by the Board of Directors, in which to avoid such repurchase by increasing the Member's ownership of Common Shares to at least the established minimum, (ii) ownership of such Common Shares by a Member or other person is likely to cause the Company to be in violation of, or require registration of any Shares under, or subject the Company to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction, (iii) continued ownership of such Common Shares by a Member may be harmful or injurious to the business or reputation of the Company, the Board of Directors, the Investment Adviser or any of their affiliates, or may subject the Company or any Member to an undue risk of adverse tax or other fiscal or regulatory consequences, (iv) any of the representations and warranties made by a Member in connection with the acquisition of Shares was not true when made or has ceased to be true, or (v) it would be in the best interests of the Company to repurchase such Common Shares.

Article VIII

CAPITAL CONTRIBUTIONS, ALLOCATIONS AND DISTRIBUTIONS

Section 8.1  Capital Contributions. Each Member shall make, shall have made or shall be required to make Capital Contributions as provided for in this Article VIII. Other than as set forth in Section 8.2, no Member shall be required to make any additional Capital Contributions. A Member shall not be entitled to the return of any part of its Capital Contributions or to be paid interest in respect of its Capital Contributions. A Capital Contribution is not a liability of the Company or of any Member. As used herein, “Capital Contribution” means any contribution, whether in cash or securities or a combination thereof, by a Member to the capital of the Company.

Section 8.2   Determination of Amount. Each Member must make such Capital Contribution as consideration for the Units acquired by such Member as the Board shall determine in its sole discretion and in accordance with applicable law.

Section 8.3  Allocations.

(a)            Except as otherwise provided in Sections 8.3(b) through 8.3(e), the items of income, expense, gain and loss of the Company comprising Profits or Losses for a Fiscal Year shall be allocated pro rata based on the number of Units held by each Member at the end of such Fiscal Year (or shorter fiscal period).

(b)            Loss Limitation. Losses allocated pursuant to Section 8.3(a) shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have a negative Capital Account balance at the end of any Fiscal Year (after taking into account the adjustments, allocations and distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)). In the event some but not all of the Members would have negative Capital Account balances as a consequence of an allocation of Losses pursuant to Section 8.3(a), the limitation set forth in this Section 8.3(b) shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Losses to such Member under Regulations Section 1.704-1(b)(2)(ii)(d). Allocations of Profit and Loss for the periods after a period to which this Section 8.3(b) applies shall be made in a way that, to the extent possible, reverses the effects of any limitations on allocations of Losses pursuant to this Section 8.3(b).

(c)            Compliance with Regulations. The allocations set forth in Section 8.3 are intended to allocate Profits and Losses to the Members in compliance with the requirements of Section 704(b) of the Code and the Regulations promulgated thereunder. If the Board of Directors reasonably determines that the allocation of Profits or Losses for any period pursuant to the provisions of Section 6.1(a) does not satisfy the “substantial economic effect” safe harbor of Section 704(b) of the Code or the Regulations promulgated thereunder (including the minimum gain and partner minimum gain chargeback requirements of Regulations Section 1.704-2 and the qualified income offset requirement of Regulations Section 1.704-1(b)(2)(ii)(d)), then, notwithstanding anything to the contrary contained in this Agreement, items otherwise included in the computation of Profits and Losses shall be specially allocated in such manner as the Board of Directors shall reasonably determine to be required by Section 704(b) of the Code and the Regulations promulgated thereunder; provided, however, that if the Board of Directors exercises its authority to make such special allocations, then, notwithstanding the other provisions of this Article VIII, but subject to Section 704(b) of the Code and the Regulations promulgated thereunder, the Board of Directors shall specially allocate subsequent Profits or Losses among the Members so as to cause the Members’ respective separate Capital Accounts to have the balances (or as close thereto as possible) that they would have if Profits and Losses were allocated without reference to the special allocations permitted by this Section 8.3(c).

(d)            Transfers of Units. All items of Profit, Loss and credit allocable to any Units that may have been transferred or otherwise disposed of shall be allocated between the transferor and the transferee based on an interim closing of the books, as determined in good faith by the Board of Directors; provided, however, that this allocation must be made in accordance with a method permissible under Section 706 of the Code and the Regulations thereunder.

(e)            Tax Allocations; Section 704(c) of the Code.

(i)             In each Fiscal Year, items of income, deduction, gain, loss, or credit that are recognized for tax purposes shall be allocated among the Members, in such manner as reflects equitably amounts credited or debited to each Member’s Capital Accounts for the current and prior Fiscal Years. Such allocations shall take account of any variation between the adjusted tax basis of such property to the Company and its Gross Asset Value in accordance with the principles of Section 704(c) of the Code and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Partnership Representative. In the sole discretion of the Partnership Representative, the Company may aggregate realized gains and losses in any manner permitted by Regulations Section 1.704-3.

(ii)            Notwithstanding anything herein to the contrary, in the event that a Member withdraws all or part of its Capital Account (including by reason of death), the Partnership Representative may, in its sole discretion, specially allocate items of Company gain or loss to that Member for tax purposes to reduce the amount, if any, by which the amount distributable to the Member upon the withdrawal differs from that Member’s tax basis for its withdrawn interest, or otherwise reduce any discrepancy between amounts previously allocated to the Member’s Capital Account and amounts previously allocated to that Member for U.S. federal income tax purposes.

Allocations pursuant to Section 8.3(e) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s share of Profits, Losses, distributions or other items pursuant to any other provision of this Agreement.

Article IX

TAXES

Section 9.1   Partnership Representative; Tax Returns.

9.1.1  The Board shall cause the Company to prepare and file all necessary U.S. federal, state, local and foreign tax returns for the Company.

9.1.2  Each Member shall furnish to the Company all pertinent information (including without limitation Internal Revenue Service Form W-9, W-8BEN, W-8ECI or W-8EXP, as applicable) in its possession relating to Company operations that is necessary to enable the Company’s tax returns to be prepared and filed and to allow the Company to comply with any tax accounting, withholding and reporting obligations.

9.1.3  The Investment Adviser, or its delegate, is hereby designated, and shall serve as, the “partnership representative” of the Company for purposes of Section 6223 of the Code and in any similar capacity under applicable state or local Tax law (the “Partnership Representative”). The Partnership Representative shall be authorized and required to make any determination, decision or election related to its role as “partnership representative” in its sole discretion and to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by any relevant taxing authority, including resulting administrative and judicial proceedings and to expend Company funds for professional services and costs associated therewith. Each Member agrees to indemnify the Company for any taxes (and related interest, penalties or other charges or expenses) payable by the Company and attributable to such Member’s interest in the Company, as determined by the Partnership Representative. The obligations under this Section 9.1.3 shall survive the resignation of any Member, the dissolution or winding up of the Company, or both.

Section 9.2  Tax Allocations and Reports. The Company shall take reasonable efforts so that as soon as they are available after the end of each Fiscal Year, the Board of Directors shall cause the Company to furnish each Member an Internal Revenue Service Schedule K-1, which form shall duly reflect the allocation of income, gain, loss and deduction set forth in Section 8.3. Upon the written request of any such Member and at the expense of such Member, the Company shall use reasonable efforts to deliver or cause to be delivered any additional information necessary for the preparation of any federal, state, local and foreign income tax return which must be filed by such Member. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes) shall be paid by such Member, and if paid by the Company, shall be recoverable from such Member (including by offset against distributions otherwise payable to such Member).

Section 9.3  Gain Recognition Election. In connection with any conversion of the Company to a Delaware statutory trust, the Partnership Representative may (in its sole discretion) cause the Company to make an election pursuant to Section 337 of the Code and the applicable Regulations to cause built-in gain to be recognized in respect of Company property attributable to a Member that is taxable as a corporation (or, on a look-through basis, has direct or indirect owners that are so taxable), and to specially allocate such recognized gain to such Member (a “Gain Recognition Election”). Each Member hereby agrees to provide the Partnership Representative with such information as may be required (including in respect of indirect corporate owners) to enable the Company to make an effective Gain Recognition Election.

Section 9.4  Allocation of Certain Withholding Taxes. If the Company incurs a withholding tax or other tax obligation with respect to the share of Company income allocable to any Member, then the Partnership Representative, without limitation of any other rights of the Company or the Partnership Representative, shall cause the amount of such obligation to be debited against the Capital Account of the Member when the Company pays the obligation, and any amounts then or in the future distributable to such Member pursuant to Section 8.3 or Section 10.1 shall be reduced by the amount of such taxes. If the amount of the taxes is greater than any distributable amounts, then the Member and any successor to the Member’s interest or portion of an interest in the Company shall pay to the Company as a Capital Contribution, upon demand by the Partnership Representative, the amount of such excess.

Section 9.5  Tax Elections. The Board of Directors, or any officer, Director, or Member (at the request of the Board of Directors) is hereby authorized to make any election and to take any necessary or appropriate action in connection therewith to cause the Company to be classified as a partnership for U.S. Federal tax purposes.

Article X

DETERMINATION OF NET ASSET VALUE; DISTRIBUTIONS

Section 10.1  By Whom Determined.

(a)            Subject to applicable federal law, including the 1940 Act, and Article VI hereof, the Board of Directors, in its sole discretion, may prescribe (and delegate to any officer of the Company or any other Person or Persons the right and obligation to prescribe) such bases and time (including any methodology or plan) for determining the per Share or net asset value of the Common Shares of the Company or any series or Classes thereof or net income attributable to the Common Shares of the Company or any series or Classes thereof, or the Agreement and payment of distributions on the Shares of the Company or any series or Classes thereof and the method of determining the Members to whom distributions are payable, as they may deem necessary or desirable. The Board of Directors may suspend the determination of net asset value to the extent permitted by the 1940 Act or the regulations and orders from time to time in effect thereunder.

(b)            Without limiting the powers of the Board of Directors under Section 3.1 of Article III hereof, the Board of Directors may at any time and from time to time, as it may determine, allocate or distribute to Members such income and capital gains, accrued or realized, or returns of capital as the Board of Directors may determine, after providing for actual, accrued or estimated expenses and liabilities (including reserves) determined in accordance with generally accepted accounting practices. Without limiting the generality of the foregoing, but subject to applicable federal law, including the 1940 Act, any distribution may be paid in cash and or securities or other property, and the composition of any such distribution shall be determined by the Board of Directors (or by any officer of the Company or any other Person or Persons to whom such authority has been delegated by the Board of Directors) and may be different among Members including differences among Members of the same series or Class. The Board of Directors may adopt and offer to Members such distribution reinvestment plans, cash distribution payout plans or related plans as the Board of Directors shall deem appropriate.

(c)            Inasmuch as the computation of net income and gains for Federal income and excise tax purposes may vary from the computation thereof on the books of the Company, the above provisions shall be interpreted to give the Board of Directors the power in its discretion to allocate or distribute for any fiscal year as ordinary distributions and as capital gains distributions, respectively, additional amounts sufficient to enable the Company to avoid or reduce liability for taxes after amended or modified.

(d)            Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the Delaware Act or other applicable law.

Article XI

DURATION; DISSOLUTION AND TERMINATION OF COMPANY; AMENDMENT; MERGERS, ETC.

Section 11.1  Duration and Termination. (1) Unless dissolved, wound up and terminated as provided herein, the Company shall continue without limitation of time. The Company shall be dissolved upon the first to occur of the following (i) by a vote of Members holding at least a majority of the Shares outstanding to dissolve the Company or a vote of the Board of Directors to dissolve the Company without the need for a Member vote, (ii) at any time there are no Members of the Company, unless the business of the Company is continued in accordance with the Delaware Act and (iii) a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act. Upon the dissolution of the Company,

(i)             The Company shall carry on no business except for the purpose of winding up its affairs.

(ii)            The Board of Directors shall proceed to wind up the affairs of the Company and all of the powers of the Board of Directors under this Agreement shall continue until the affairs of the Company shall have been wound up, including the power to fulfill or discharge the contracts of the Company, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining Company Property to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities, and do all other acts appropriate to liquidate its business, provided that any sale, conveyance, assignment, exchange, transfer or other disposition of all or substantially all the Company Property that requires Member approval under Section 6.11 hereof shall receive the approval so required.

(iii)           After paying or adequately providing for the payment of all claims and obligations of the Company as required by the Delaware Act, and upon receipt of such releases, indemnities and refunding agreements as it deems necessary for its protection, the Board of Directors may distribute the remaining Company Property, in cash or in kind or partly each, among the Members according to their respective rights.

(b)            The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for the payment of all liabilities, debts, claims and obligations of the Company shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate of Formation of the Company shall have been canceled in the manner required by the Delaware Act. Thereupon, the Board of Directors shall be discharged from all further liabilities and duties hereunder, and the rights and interests of all Members shall thereupon cease.

Section 11.2  Amendment Procedure.

(a)            Except as specifically provided herein, the Board of Directors may, without Member vote, amend this Agreement by an instrument in writing or an amended and restated limited liability company agreement of the Company signed or approved by a majority of the Board of Directors. Such an amendment shall be authorized by a vote of the Members pursuant to Section 6.11 if it would limit the right of a Member to vote under Section 6.10 or amend this Section 11.2 or if Member authorization is required by the 1940 Act, with the series and Classes of Shares entitled to vote on such an amendment determined pursuant to Section 6.10 hereof; provided, for the avoidance of doubt, that the issuance of additional voting Shares would not, on its own, be considered to limit the right of a Member to vote under Section 6.10 for purposes of this sentence. Notwithstanding anything else herein, no amendment to this Agreement shall (i) limit the rights of indemnification provided in Article V hereof with respect to actions or omissions of Persons covered thereby prior to such amendment, (ii) impair the exemption from personal liability for the debts, obligations and liabilities of the Company of the Members, the Directors, officers, employees and agents of the Company or (iii) permit assessments upon Members.

(b)            An instrument in writing signed or approved by a majority of the Board of Directors, setting forth the amendment or an amended and restated limited liability company agreement of the Company, shall be conclusive evidence of such amendment when lodged among the records of the Company. Subject to the foregoing, any such amendment shall be effective as provided in the instrument containing the terms of such amendment or, if there is no provision therein with respect to effectiveness, upon the execution or approval of such instrument by a majority of the Board of Directors (or in the case of execution, by an officer of the Company pursuant to a vote of a majority of the Board of Directors).

Section 11.3  Merger and Consolidation. Pursuant to an agreement of merger or consolidation, the Company, may, by act of a majority of the Board of Directors, without the vote or consent of the Members, merge or consolidate with or into one or more limited liability companies or other business entities within the meaning of Section 18-209 of the Delaware Act formed or organized or existing under the laws of the State of Delaware or any other state of the United States or any foreign country or other foreign jurisdiction. Any such merger or consolidation shall not require the vote of the Members affected thereby, unless such vote is required by the 1940 Act, or unless such merger or consolidation would result in an amendment of this Agreement that would otherwise require the approval of such Members. In accordance with Section 18-209 of the Delaware Act, an agreement of merger or consolidation may effect any amendment to this Agreement or effect the adoption of a new limited liability company agreement of the Company if the Company is the surviving or resulting limited liability company in the merger or consolidation. Upon completion of the merger or consolidation, the Board of Directors shall (if applicable) cause the filing of a certificate of merger or consolidation in accordance with the Delaware Act.

Section 11.4  Conversion to Other Business Entities. A majority of the Board of Directors may, without the vote or consent of the Members, cause (i) the Company to convert to an other entity within the meaning of Section 18-214 of the Delaware Act organized, formed or created under the laws of the State of Delaware as permitted pursuant to Section 18-214 of the Delaware Act; (ii) the Shares of the Company to be converted into beneficial interests in another limited liability company created pursuant to this Section 11.4; or (iii) the Shares to be exchanged under or pursuant to any state or federal statute to the extent permitted by law; provided, however, that if required by the 1940 Act, no such statutory conversion, Share conversion or Share exchange shall be effective unless the terms of such transaction shall first have been approved at a meeting called for that purpose by a Majority Member Vote of the Company, as applicable; provided, further, that in all respects not governed by statute or applicable law, the Board of Directors shall have the power to prescribe the procedure necessary or appropriate to accomplish a sale of assets, merger or consolidation including the power to create one or more separate limed liability companies to which all or any part of the assets, liabilities, profits or losses of the Company may be transferred and to provide for the conversion of Shares of the Company into beneficial interests in such separate limited liability company or limited liability companies.

Section 11.5  Incorporation. Notwithstanding anything else contained herein, the Board of Directors may, without prior Member approval, cause to be organized or assist in organizing under the laws of any jurisdiction a corporation or corporations or any other limited liability company, partnership, trust association or other organization to take over all or less than all of the Company Property or to carry on any business in which the Company shall directly or indirectly have any interest, and may sell, convey and transfer Company Property to any such corporation, limited liability company, partnership, association or other organization in exchange for the shares or securities thereof or otherwise, and may lend money to, subscribe for the shares or securities of, and enter into any contracts with any such corporation, limited liability company, partnership, association or other organization, or any corporation, partnership, limited liability company, association or other organization in which the Company holds or is about to acquire shares or any other interest.

Article XII

MISCELLANEOUS

Section 12.1  Registered Agent; Registered Office. The Registered Agent of the Company within the State of Delaware for service of process on the Company in the State of Delaware, and the Registered Office of the Company within the State of Delaware, shall be Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, or such other agent or place, respectively, as the Board of Directors may designate from time to time by any supplement to this Agreement, provided however, that such appointment shall not become effective until the Certificate of Formation of the Company is amended in accordance with the Delaware Act.

Section 12.2  Governing Law. The Company and this Agreement, and the rights and obligations of the Board of Directors and Members hereunder, are to be governed by and construed and administered according to the Delaware Act and the laws of the State of Delaware The Company specifically reserves the right to exercise any of the powers or privileges afforded to limited liability companies or actions that may be engaged in by limited liability companies under the Delaware Act, and the absence of a specific reference herein to any such power, privilege or action shall not imply that the Company may not exercise such power or privilege or take such actions.

Section 12.3  Counterparts. This Agreement may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts, together, shall constitute one and the same instrument, which shall be sufficiently evidenced by any such original counterpart.

Section 12.4  Reliance by Third Parties. Any certificate executed by an officer of the Company or a Director certifying to: (a) the number or identity of Directors or Members, (b) the due authorization of the execution of any instrument or writing, (c) the form of any vote passed at a meeting of the Board of Directors or Members, (d) the fact that the number of Directors or Members present at any meeting or executing any written instrument satisfies the requirements of this Agreement, (e) the form of any By-Laws adopted by or the identity of any officers elected by the Board of Directors or (f) the existence of any fact or facts which in any manner relate to the affairs of the Company, shall be conclusive evidence as to the matters so certified in favor of any Person dealing with the Board of Directors and its successors.

Section 12.5  Provisions in Conflict with Law or Regulations.

(a)            The provisions of this Agreement are severable, and if the Board of Directors shall determine, with the advice of counsel, that any of such provisions is in conflict with requirements of the 1940 Act, would be inconsistent with applicable laws and regulations, such provision shall be deemed never to have constituted a part of this Agreement, provided that such determination shall not affect any of the remaining provisions of this Agreement or render invalid or improper any action taken or omitted prior to such determination.

(b)            If any provision of this Agreement shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction or any other provision of this Agreement in any jurisdiction.

Section 12.6  [Reserved.]

Section 12.7  [Reserved.]

Section 12.8  Inspection of Records and Reports. To the fullest extent permitted by law, every Director shall have the right at any reasonable time to inspect all books, records, and documents of every kind and the physical properties of the Company. This inspection by a Director may be made in person or by an agent or attorney and the right of inspection includes the right to copy and make extracts of documents. Notwithstanding any provision of this Agreement or the Delaware Act to the contrary and pursuant to Section 18-305(g) of the Delaware Act, no Member shall have any right to inspect any account, book or document of the Company that is not publicly available, except as conferred by the Board of Directors. The books and records of the Company may be kept at such place or places as the Board of Directors may from time to time determine, except as otherwise required by law.

Section 12.9  Exclusive Delaware Jurisdiction. Each Director, each officer, each Member and each other Person legally or beneficially owning a Share or an interest in a Share (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law (i) irrevocably agrees that any claims, suits, actions or proceedings asserting a claim governed by the internal affairs (or similar) doctrine or arising out of or relating in any way to the Company, the Delaware Act, this Agreement (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of this Agreement, or (B) the duties (including fiduciary duties), obligations or liabilities of the Company to the Members or the Directors, or of officers or the Board of Directors to the Company, to the Members or each other, or (C) the rights or powers of, or restrictions on, the Company, the officers, the Directors or the Members, or (D) any provision of the Delaware Act or other laws of the State of Delaware pertaining to limited liability companies, or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Delaware Act, this Agreement relating in any way to the Company (regardless, in each case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction, (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper and (iv) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (iv) hereof shall affect or limit any right to serve process in any other manner permitted by law. Notwithstanding the foregoing, however, no provision of this Section 12.9 shall apply to any claims asserted under the U.S. federal securities laws, including, without limitation, the 1940 Act, to the extent such provision violates the U.S. federal securities laws.

Section 12.10  Waiver of Jury Trial. IN CONNECTION WITH ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN THE SUPERIOR COURT IN THE STATE OF DELAWARE, ALL MEMBERS AND ALL OTHER SUCH PERSONS HEREBY IRREVOCABLY WAIVE THE RIGHT TO A TRIAL BY JURY TO THE FULLEST EXTENT PERMITTED BY LAW.

Section 12.11  Conversion. Notwithstanding any other provisions of this Agreement or the By-Laws, a favorable vote of not less than seventy-five percent (75%) of the Shares of the Company entitled to vote on the matter, each affected series or Class outstanding, voting as separate series or Classes, shall be required to approve, adopt or authorize an amendment to this Agreement that makes the Common Shares a “redeemable security” as that term is defined in the 1940 Act, unless such amendment has been approved by a majority of the Board of Directors then in office, in which case approval by Majority Member Vote of the Shares entitled to vote on the matter shall be required. Upon the adoption of a proposal to convert the Company from a “closed-end company” to an “open-end company” as those terms are defined by the 1940 Act and the necessary amendments to this Agreement to permit such a conversion, the Company shall, upon complying with any requirements of the 1940 Act and state law, become an “open-end” investment company. Such affirmative vote or consent shall be in addition to the vote or consent of the holders of the Shares otherwise required by law, or any agreement between the Company and any national securities exchange.

Section 12.12  Section Headings; Interpretation. Section headings in this Agreement are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof. References in this Agreement to “this Agreement” shall be deemed to refer to this Agreement as from time to time amended, and all expressions such as “hereof”, “herein” and hereunder” shall be deemed to refer to this Agreement as from time to time amended and not exclusively to the article or section in which such words appear.

IN WITNESS WHEREOF, the undersigned have executed this instrument as of the date first written above.

/s/ Michael A. Reisner
Name:	Michael A. Reisner
Title:	Director

/s/ Kerry D. Angus
Name:	Kerry D. Angus
Title:	Director

/s/ Edward J. Estrada
Name:	Edward J. Estrada
Title:	Director

MEMBER:

PVM INITIAL HOLDING, LLC

By:	PVM Investment Holdings, LLC, its sole member

By:	/s/ Girsih S. Kashyap
Name:	Girsih S. Kashyap
Title:	Authorized Signatory

PRIOR MANAGER:

GCM CUSTOMIZED FUND INVESTMENT GROUP, L.P.

By:	/s/ Girsih S. Kashyap
Name:	Girsih S. Kashyap
Title:	Authorized Signatory